Exhibit T3A-31.2

$2.00

THE COMPANIES ACT

JAMAICA

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

PARADISE WIRELESS (JAMAICA) LIMITED

1. The name of the Company is " **PARADISE WIRELESS (JAMAICA) LIMITED**".

2. The registered office of the Company will be situate in Jamaica.

3. The objects for which the Company is established are:

(1) To carry on the businesses of a telephone, telegraph, cable and wireless communications company and to establish work manage sell hire out and maintain telephone exchanges, cable communication, telegraph offices and radio and television receiving and transmitting stations and any other application of information or communication technology whether involving sounds, visual images, electrical impulses or otherwise.

(1.1) To purchase or otherwise acquire, construct, own, operate, maintain and deal with all facilities and equipment necessary for the provision of mobile voice telephony data and information services.

(1.2) To acquire and operate any licences or authorisations necessary for the provision of mobile voice telephony and mobile data and/or information services.

(1.3) To offer and provide mobile voice telephony, mobile data services and mobile information services in Jamaica and elsewhere.

(2) To undertake and carry on any other trade or business whatsoever which can, in the opinion of the Company, be advantageously or conveniently carried on by the Company by way of extension of or in connection with any business which the Company is authorised to carry on or is calculated directly or indirectly to develop any branch of the Company's business or to increase the value of or turn to account any of the Company's assets, property or rights.

(3) To acquire and take over the whole or any part of the business, property and liabilities of any person or persons, firm or corporation, carrying on any business which this Company is authorised to carry on, or possessed of any property or rights suitable for the purpose of this Company.

(4) To acquire, hold, sell and mortgage the shares, stock, bonds, debentures, or securities of or in any other company or body (whether such shares or securities be fully paid or not) where the so doing may seem desirable in the interests of the Company.

(5) To purchase take on lease or in exchange, hire, or otherwise acquire, and if thought fit to sell, exchange, lease or operate, real and personal property and rights of all kinds, and in particular but without prejudice to the generality of the foregoing, lands, buildings, easements, mines, mining rights, metalliferous lands, concessions, copyrights, inventions, agencies, processes, trademarks, patents, licences, contracts, machinery, plant, stock-in-trade, monopolies, stations, farms, public works, and business concerns and undertakings.

(6) To construct, maintain, improve, develop, work, manage, carry out or control any buildings, roads, ways, tramways, railways, branches, or sidings, bridges, reservoirs, watercourses, wharves, manufactories, warehouses, electric works, stores, shops, and other works and conveniences which may seem to the Company directly or indirectly calculated to advance its interest, and to contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

(7) To apply for and take out, purchase or otherwise acquire any trade marks, designs, patterns, patents, patent rights, inventions, or secret processes which may be useful for the Company's objects, and to grant licences to use the same.

(8) To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint adventure, reciprocal concession, or otherwise, with any person or company carrying on or engaged in, or about to carry on or engage in, any business or transaction which this Company is authorised to carry on or engage in, or any business or transaction capable of being conducted so as directly or indirectly to benefit this Company, and to lend money to, guarantee the contracts of, or otherwise assist, any such person or company.

(9) To enter into any arrangements with any government or authorities supreme, municipal, local or otherwise that may seem conducive to the Company's objects or any of them, and to obtain from any government or authority any rights, privileges, and concessions which the Company may think it desirable to obtain, and to carry out, exercise, and comply with any such arrangements, rights, privileges and concessions.

(10) To amalgamate with any other company or companies.

(11) To borrow or raise or secure the payment of money by mortgage, or by the issue of debenture or debenture stock, perpetual or otherwise, or in such other manner as the Company shall think fit, and for the purpose aforesaid or for any other lawful purpose to charge all or any of the Company's property or assets, present and future, including its uncalled capital and collaterally or further to secure any securities of the Company by a trust deed or other securities.

(12) To enter into any guarantee, contract of indemnity or suretyship and in particular (without prejudice to the generality of the above) to guarantee, support or secure, with or without consideration, whether by personal obligation or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by both such methods or in any other manner, the performance of any obligations or commitments of, and the repayment or payment of the principal amounts of and any premiums interest dividends and other money payable on or in respect of any securities or liabilities of, any person, firm or company, including (without prejudice to the generality of the above) any company which is for the time being a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company or otherwise associated with the Company.

(13) To invest, lend, or otherwise deal with unemployed moneys, in such manner, and upon such terms as may be thought fit, and to vary investments.

(14) To receive loans at interest or otherwise from, and to lend money and give credit to, any person or company, where the so doing may seem advantageous or desirable in the interest of the Company.

(15) To issue on commission, subscribe for, take, acquire and hold, sell or exchange, stocks, bonds, obligations, or securities of any government authority or company.

(16) Upon any issue of shares, debentures or other securities of the Company, to employ brokers, commission agents, underwriters and other persons, and to provide for the remuneration of such persons for their services by payment in cash, or by the issue of shares, debentures or other securities of the Company, or by the granting of options to take the same, or in any other manner allowed by law.

(17) To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable, transferable, or mercantile instruments.

(18) To promote any other company for the purpose of acquiring the whole or any part of the business or property and undertaking any of the liabilities of this Company, or of undertaking any business or operations which may appear likely to assist or benefit this Company or to enhance the value of any property or guarantee the placing of, underwrite, subscribe for, or otherwise acquire all or any part of the shares or securities of any such company as aforesaid.

(19) To assign to any member or class of members any preferential, special or qualified rights or privileges over or as compared with any other members as regards participation in profits or assets, and as regards voting, and as regards winding-up or otherwise howsoever.

(20) To establish and support or aid in the establishment and support of associations, institutions, clubs, funds, trusts, and conveniences calculated to benefit employees or ex-employees or directors or ex-directors of the Company or its predecessors in business or the dependants or connections of such persons, and to grant pensions, allowances and charitable aid, and to make payments towards insurance for the benefit of any such persons,

and to subscribe or guarantee money for charitable or benevolent objects, or for any exhibition, or for any public, general or useful object whatsoever.

(21) To remunerate any person, firm, or company for services rendered or to be rendered to this Company, either by cash payment or by the allotment to him or them of shares or securities of the Company credited as paid up in full or in part or otherwise as may be thought expedient.

(22) To pay for any property or rights acquired by the Company either in cash or fully or partly paid shares, or by the issue of securities, or partly in one mode and partly in another, and generally on such terms as may be determined.

(23) To insure with any other company or person against losses, risks or liability which might affect this Company and insure the lives of any of the directors or servants or agents of the Company.

(24) To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company, or which the Company shall consider to be in the nature of preliminary expenses including therein the cost of advertising, commissions for underwriting, brokerage, printing and stationery.

(25) To aid financially or otherwise, any association or body having for an object the promotion of trade or industry.

(26) To apply for, promote and obtain any statute, ordinance, order, regulation or other authorization or enactment which may seem calculated directly or indirectly to benefit the Company and to oppose any proceedings or application which may seem calculated directly or indirectly to prejudice the Company's interests.

(27) To sell or dispose of the undertakings, property and assets of the Company or any part thereof in such manner and for such consideration as the Company may think fit and in particular for shares fully or partly paid up, debentures, debenture stock or securities of any other company, whether promoted by this Company for the purpose or not.

(28) To undertake and execute (gratuitously or otherwise) any trusts the undertaking whereof may seem desirable, and also to undertake the office of receiver, and to keep for any company, government authority or body, any register relating to any stock, funds, shares or securities or to undertake any duties in relation to the registration of transfers, the certificates or otherwise.

(29) To procure the Company to be incorporated, registered or recognised in any overseas country or place, and to exercise any of the objects or powers aforesaid in any part of the world.

(30) To do all or any of the matters hereby authorised in any part of the world either alone or in conjunction with or as factors, trustees or agents for, any other companies or persons, or by or through any factors, trustees or agents.

(31) To distribute among the members any assets of the Company in specie, but so that no such distribution which would amount to a reduction of capital shall be made without such sanction (if any) as may be required by law.

(32) To do all such things as are incidental or the Company may think conducive to the attainment of the above objects or any of them.

AND IT IS HEREBY DECLARED that in the interpretation of this clause the objects set forth in any sub-clause of this clause shall not, except when the context expressly so requires, be in any wise limited or restricted by reference to or inference from the terms of any other sub-clause, or by the name of the Company. None of such sub-clauses or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world and notwithstanding that the business, undertaking, property or acts proposed to be transacted, acquired, dealt with or performed do not fall within the objects of the first sub-clause of this clause.

4. The liability of the members is limited.

5. The share capital of the Company is $100.00 divided into 100 shares of $ 1.00 each, with power for the Company to increase or reduce such capital, and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege, or subject to any postponement of rights, or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

WE the several persons whose names and addresses are subscribed are desirous of being formed into a company in pursuance of this Memorandum of Association

and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

NAMES ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS	NUMBER OF SHARES TAKEN BY EACH SUBSCRIBER
PARADISE COMMUNICATIONS INC. Per: [signature] President - JACK E. ROBINSON A company incorporated under the laws of the Commonwealth of the Bahamas with registered office at Paradise Place, 12 Welfare Road, St. Maarten, Netherlands Antilles	59
PCI HOLDINGS, INC. [signature] President - JACK E. ROBINSON A company incorporated nder the laws of the Commonwealth of the Bahamas with the same adress as above.	1

DATED the 27th day of January 2000.

WITNESS to the above signatures: [signature]

Ichel Moeshkan-Lake

Executive Assistant

Cole Bay Villa 25-2

St. Maarten N.A.

REGISTRAR OF COMPANIES
03 FEB 2000